Telenav Reports Second Quarter Fiscal 2014 Financial Results
-Top Five Global Automaker Selects Telenav as Worldwide Connected Navigation Partner
-Telenav Acquires skobbler GmbH, a Leader in OpenStreetMap-based GPS Navigation

Sunnyvale, Calif. - January 30, 2014 -Telenav®, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced its financial results for the second quarter of fiscal 2014 ended December 31, 2013.
“We are pleased to have exceeded our revenue guidance this quarter, driven by continued momentum in our automotive and mobile advertising businesses,” said HP Jin, chairman and CEO of Telenav. “While as expected, we incurred a net loss in the quarter, our success with both our automotive and mobile advertising businesses confirms our belief that continuing to invest in these opportunities will provide substantial returns in the longer term.”
Jin noted that “Adding to our highly successful partnership with Ford, today we announced through our SEC filings that another one of the top five largest global automobile manufacturers has selected Telenav to be its worldwide navigation partner for vehicles that are expected to come to market in the 2017 model year. This agreement further validates that Telenav’s vision and products align with the auto industry’s progression toward the always-connected car. We are pleased that our technology leadership in this space has led to our expanding presence in the automotive industry, which will drive revenue growth in calendar 2016 and beyond.”
“Today, we also announced the acquisition of skobbler GmbH, with the highest rated OpenStreetMap (OSM)-based GPS navigation apps in the world,” continued Jin. “Through this acquisition, we add significant industry-leading software expertise in location-based services, navigation and mapping to our team. We expect to leverage this expertise across our Scout products and services, especially internationally, where skobbler today is available in 49 regions with worldwide map coverage.”

Financial Highlights

•	Revenue for the second quarter of fiscal year 2014 was $37.2 million, compared with $44.3 million in the first quarter of fiscal year 2014 and $47.2 million in the second quarter of fiscal year 2013.

•	Revenue from strategic growth areas (automotive, mobile advertising and premium mobile navigation services) for the second quarter of fiscal year 2014 was $23.1 million, compared with

$23.4 million in the first quarter of fiscal year 2014 and $17.8 million in the second quarter of fiscal year 2013. Strategic growth revenue represented 62 percent of total revenue for the second quarter of fiscal year 2014, up from 53 percent in the first quarter of fiscal year 2014, and 38 percent from the second quarter of fiscal year 2013. Automotive revenue was $19.0 million, or 51 percent of total revenue, for the second quarter of fiscal year 2014, compared with $19.9 million in the first quarter of fiscal year 2014, or 45 percent of total revenue, and $15.1 million in the second quarter of fiscal year 2013, or 32 percent of total revenue.

•
GAAP net loss for the second quarter of fiscal year 2014 was ($4.0) million, or ($0.10) per diluted share, compared with GAAP net income of $9,000, or breakeven per diluted share, in the first quarter of fiscal year 2014 and GAAP net income of $0.4 million, or $0.01 per diluted share, for the second quarter of fiscal year 2013.

•
Adjusted EBITDA for the second quarter of fiscal year 2014 was ($2.7) million (GAAP net income (loss) adjusted for the add back of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs, net of tax), compared with $3.9 million in the first quarter of fiscal year 2014 and $6.5 million in the second quarter of fiscal year 2013.

•
Ending cash, cash equivalents and short-term investments, excluding restricted cash, were $175.6 million, and Telenav had no debt as of December 31, 2013. This represented cash, cash equivalents and short-term investments of $4.54 per share, based on approximately 38.7 million shares of outstanding common stock as of December 31, 2013. In January 2014, Telenav used approximately $19.2 million of its cash to complete the acquisition of skobbler.

Recent Business Highlights

•
Today, Telenav announced through SEC filings that one of the top five largest global automobile manufacturers has selected Telenav as its worldwide connected navigation partner. The agreement covers an initial three-year production cycle, starting with select model year 2017 vehicles that are expected to be available beginning in calendar year 2016. Telenav’s connected services are expected to support navigation in more than 100 countries. The automaker will use a unique version of Scout for Cars, Telenav’s embedded and connected navigation reference product that includes a customized user interface depending on the region and target audience. It will provide robust points of interest and real-time data such as, traffic, local weather and gas prices. It will also provide continued route guidance with or without connectivity.

•
Today, Telenav announced that it acquired skobbler, with the highest rated OpenStreetMap (OSM)-based GPS navigation apps in the world. The acquisition closed on January 29, 2014 for consideration of $23.8 million, consisting of approximately $19.2 million in cash, plus $4.6 million of common stock. With this acquisition, Telenav brings the most successful OSM navigation experts in the world together as one team - including the founder of OSM, Steve

Coast, who joined Telenav last year. Telenav believes this team will become a major contributor to the creation of the most comprehensive, open-sourced maps of the world.

•
In January of 2014, Telenav announced the appointment of two new Scout product leads - Rohan Chandran who has joined as the Head of Consumer Products and Global Services, and Hossam Bahlool, who is now Head of Automotive Products. Chandran has held senior product roles at Technorati and YP, and Bahlool comes to Telenav from Jingu Apps, which he co-founded. Prior to that, he was director of product management at BlackBerry for products including BB Messenger.

•
In December 2013, Thinknear by Telenav partnered with Placed, Inc., the location insights leader, to provide retailers with valuable insights into the effectiveness of mobile ads in driving offline store visits. The partnership focuses on measurement of consumers who are exposed to location-based mobile ads on the Thinknear network, and analysis of Placed's location panel data, to provide a solid indication of ROI to marketing partners.

As previously announced, due to the sale of the Enterprise business that closed effective April 1, 2013, the results of operations of that business are presented as discontinued operations in Telenav’s income statement for all periods as of fiscal 2013. All financial metrics reported exclude discontinued operations relating to the Enterprise business.

Business Outlook
For the third fiscal quarter ending March 31, 2014, Telenav offers the following guidance, which is predicated on management’s judgments. The outlook below addresses the impact of Telenav’s acquisition of skobbler in January 2014.

•	Total revenue is expected to be $34 to $ 36 million;

•	Automotive revenue is expected to be approximately 50 percent of total revenue;

•	Mobile advertising revenue is expected to be approximately 10 percent of total revenue;

•	GAAP gross margin is expected to be 56 to 57 percent;

•
Non-GAAP gross margin is expected to be 59 to 60 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $1 million;

•	GAAP operating expenses are expected to be $33 to $34 million;

•	Non-GAAP operating expenses are expected to be $30 to $31 million, and represents GAAP operating expenses adjusted for the add back of approximately $3 million of stock-based compensation expense;

•	GAAP net loss is expected to be ($8) to ($9) million;

•	GAAP diluted net loss per share is expected to be ($0.20) to ($0.23);

•
Non-GAAP net loss is expected to be ($5) to ($6) million, and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $3 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.12) to ($0.15) and represents GAAP net loss per share adjusted for the add back of the tax effect of approximately $3 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology expenses;

•
Adjusted EBITDA is expected to be ($7) to ($8) million, and represents GAAP net loss adjusted for the add back of approximately $3 million of stock-based compensation expense, and approximately $2 million of depreciation and amortization expenses, other income and expense, and income taxes; and

•	Weighted average diluted shares outstanding are expected to be 39 to 40 million.

For the fiscal year ending June 30, 2014, Telenav offers the following guidance:

•	Total revenue is expected to be $149 to $153 million;

•	Automotive revenue is expected to be approximately 50 percent of total revenue;

•	Mobile advertising revenue is expected to be approximately 10 percent of total revenue;

•	GAAP gross margin is expected to be 57 to 58 percent;

•
Non-GAAP gross margin is expected to be 59 to 60 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $4 million;

•	GAAP operating expenses are expected to be $123 to $126 million;

•	Non-GAAP operating expenses are expected to be $111 to $114 million, and represents GAAP operating expenses adjusted for the add back of $11 to $12 million of stock-based compensation expense;

•	GAAP net loss is expected to be ($21) to ($24) million;

•	GAAP diluted net loss per share is expected to be ($0.53) to ($0.62);

•
Non-GAAP net loss is expected to be ($9) to ($12) million, and represents GAAP net loss adjusted for the add back of the tax effected impact of $11 to $12 million of stock-based compensation expense, and approximately $4 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.22) to ($0.31), and represents GAAP net loss adjusted for the add back of the tax effected impact of $11 to $12 million of stock-based compensation expense, and approximately $4 million of capitalized software and developed technology amortization expenses;

•
Adjusted EBITDA is expected to be ($14) to ($17) million, and represents GAAP net loss adjusted for the add back for the impact of $11 to $12 million in stock-based compensation expense and $7 to $8 million of depreciation and amortization expenses, other income and expense, and income taxes; and

•	Weighted average diluted shares outstanding are expected to be 39 to 40 million.

In conjunction with the announced acquisition of skobbler, development costs related to the new top five automobile manufacturer relationship, and other uncertainties, the company is no longer providing guidance on when it can achieve quarterly breakeven on an adjusted EBITDA basis.

The above information concerning guidance represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call
The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-510-1765 (toll-free, domestic only) or 719-325-2362 (domestic and international toll) and enter passcode 2032559. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com/. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 2032559.

Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as non-GAAP net income (loss) from continuing operations, non-GAAP net income (loss) from continuing operations per share, non-GAAP gross margin, non-GAAP operating expenses, and adjusted EBITDA from continuing operations included in this press release are different from those otherwise presented under GAAP.

Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash or other charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

Non-GAAP net income (loss) from continuing operations , non-GAAP gross margin, and non-GAAP operating expenses exclude the impact of stock-based compensation expense, capitalized software and developed technology amortization expenses, and other items such as legal settlements and restructuring costs, net of taxes, as applicable to each non-GAAP financial metric. Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for

Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP financial metrics. Capitalized software amortization expense represents internal software costs that are previously capitalized and charged to expense as the software is used in our operations. Developed technology amortization expense relates to the amortization of acquired intangible assets. Legal settlements represent settlements from patent litigation cases in which we are defendants and royalty disputes.  Restructuring costs represent recognition of the estimated amount of costs associated with restructuring activities. Our non-GAAP tax rate from continuing operations differs from the GAAP tax rate from continuing operations due to the elimination of any tax effect of stock-based compensation expenses, capitalized software and developed technology amortization expenses, legal settlements, restructuring costs, and other items that are being eliminated to arrive at the non-GAAP net income (loss) from continuing operations.

Adjusted EBITDA from continuing operations measures our GAAP net income (loss) excluding the impact of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs, net of tax. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss, consistent with our guidance for fiscal third quarter and full year 2014.

To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the reconciliations in the financial statements included in this earnings release.

Forward - Looking Statements
This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include information concerning Telenav’s future relationship with a top five auto manufacturer for connected navigation, which may not result in any revenue until fiscal 2017, if at all; the impact of that relationship on Telenav’s financial results; the success of Telenav’s efforts with its auto manufacturer customer under the new agreement and the launch of vehicles containing the results of those collaborations; changes in the top five global auto manufacturer’s priorities for its new vehicles and its focus on connected navigation; the adoption and success of a customer version of Scout for Cars; the integration and impact on Telenav of the acquisition of skobbler and the use of OSMs for navigation products. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in Telenav’s quarterly and annual operating results; Telenav’s ability to develop and implement a custom version of Scout for Cars for a top five global auto manufacturer and to support the manufacturer and its customers; adoption by vehicle purchasers of Scout for Cars; Telenav’s dependence on a limited number of auto manufacturers and original equipment manufacturers (“OEMs”) for a substantial portion of its revenue; automotive manufacturers, automotive OEMs, and consumer acceptance of Scout; Telenav’s success in achieving additional design wins from OEMs and automotive manufacturers and the delivery dates of automobiles including Telenav’s products; Telenav incurring losses; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history  in the automotive navigation market; continued production of vehicles with and adoption by auto buyers of Telenav’s products offered by its auto manufacturer customers and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav’s ability to attract and retain auto manufacturers and automotive OEMs; Telenav’s ability to successfully integrate skobbler and to retain its employees; Telenav’s ability to develop and support products including OSMs, as well as transition existing navigation products to OSMs and any economic benefit anticipated from the use of OSM versus proprietary map products; Telenav’s ability to manage skobbler remotely in countries in which it has not previously done business; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services; the potential that we may not be able to realize our deferred tax assets and may have to take a reserve against them and products and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form 10-Q for the quarter ended September 30, 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.
Telenav’s mission is to help reduce stress, improve productivity, and make life more fun for people on the go. Our personalized navigation services help people make smarter decisions about where to go, what to do, when to leave, and how to get there.

Our products are available in the U.S., Europe, Asia, and Latin America through wireless carriers, automobile manufacturers, advertisers and advertising agencies, and app developers, including AT&T, Bell Mobility, Boost Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sprint, Telcel, T-Mobile U.S., U.S. Cellular, and Vivo Brazil.  You can also find us in mobile app stores (Apple App Store, Google Play, and Windows Phone Marketplace), connected cars, and on the web at www.telenav.com and www.scout.me/app.

Follow us on Twitter, on Facebook and on Google+.

Copyright 2014 Telenav, Inc. All Rights Reserved.
The Telenav, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11384
“Telenav,” “Scout,” the Telenav and Scout logos, ”telenav.com” and “scout.me” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.
Media Contact:
Mary Beth Lowell
Telenav, Inc.
425.531.0122
marybethl@telenav.com

Investor Relations:
Cynthia Hiponia and Alice Kousoum
The Blueshirt Group for Telenav, Inc.
408.990.1265
IR@telenav.com
TNAV-F

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2013	June 30, 2013*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$37,202	$25,787
Short-term investments	138,425	165,898
Accounts receivable, net of allowances of $202 and $241, at December 31, 2013 and June 30, 2013, respectively	25,947	28,193
Deferred income taxes	1,362	867
Restricted cash	13,632	2,668
Prepaid expenses and other current assets	12,313	11,113
Total current assets	228,881	234,526
Property and equipment, net	10,181	11,753
Deferred income taxes, non-current	5,341	3,771
Goodwill and intangible assets, net	17,796	18,805
Other assets	4,313	4,814
Total assets	$266,512	$273,669
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,091	$1,604
Accrued compensation	8,568	8,855
Accrued royalties	5,164	9,833
Other accrued expenses	24,640	16,729
Deferred revenue	2,465	7,025
Income taxes payable	49	95
Total current liabilities	41,977	44,141
Deferred rent, non-current	8,215	8,884
Other long-term liabilities	6,906	6,180
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 38,656 and 39,342 shares issued and outstanding at December 31, 2013, and June 30, 2013, respectively	39	40
Additional paid-in capital	119,968	118,193
Accumulated other comprehensive income	572	373
Retained earnings	88,835	95,858
Total stockholders’ equity	209,414	214,464
Total liabilities and stockholders’ equity	$266,512	$273,669

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2013

Telenav, Inc.
Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Revenue:
Product	$18,367	$14,542	$37,658	$23,390
Services	18,794	32,687	43,799	66,361
Total revenue	37,161	47,229	81,457	89,751
Cost of revenue:
Product	9,367	9,103	18,676	13,371
Services	5,823	8,178	12,594	15,603
Total cost of revenue	15,190	17,281	31,270	28,974
Gross profit	21,971	29,948	50,187	60,777
Operating expenses:
Research and development	14,315	14,298	29,133	29,305
Sales and marketing	7,910	7,577	15,668	14,811
General and administrative	6,755	7,379	12,728	13,376
Total operating expenses	28,980	29,254	57,529	57,492
Operating income (loss)	(7,009)	694	(7,342)	3,285
Interest income	319	370	647	751
Other expense, net	802	244	756	285
Income (loss) from continuing operations before provision (benefit) for income taxes	(5,888)	1,308	(5,939)	4,321
Provision (benefit) for income taxes	(1,891)	890	(1,951)	1,682
Income (loss) from continuing operations, net of tax	(3,997)	418	(3,988)	2,639
Income from discontinued operations, net of tax	—	486	—	966
Net income (loss)	$(3,997)	$904	$(3,988)	$3,605

Income (loss) from continuing operations, net of tax, per share
Basic	$(0.10)	$0.01	$(0.10)	$0.06
Diluted	$(0.10)	$0.01	$(0.10)	$0.06

Income from discontinued operations, net of tax, per share
Basic	$—	$0.01	$—	$0.02
Diluted	$—	$0.01	$—	$0.02

Net income (loss) per share
Basic	$(0.10)	$0.02	$(0.10)	$0.09
Diluted	$(0.10)	$0.02	$(0.10)	$0.08

Weighted average shares used in computing net income (loss) per share
Basic	38,508	40,895	38,660	41,103
Diluted	38,508	42,768	38,660	42,833

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended December 31,
	2013	2012
	(Unaudited)

Operating activities
Net income	$(3,988)	$3,605
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	3,424	4,255
Accretion of net premium on short-term investments	1,904	2,217
Stock-based compensation expense	5,146	3,597
Loss due to impairment	—	409
Loss on disposal of property, plant & equipment	14	—
Bad debt expense	59	—
Excess tax benefit from stock-based compensation	259	(1)
Changes in operating assets and liabilities:
Accounts receivable	2,187	518
Deferred income taxes	(2,065)	1,109
Prepaid expenses and other current assets	(1,200)	2,055
Restricted cash	(10,964)	(2,668)
Other assets	405	(2,548)
Accounts payable	(562)	(1,183)
Accrued compensation	(287)	1,396
Accrued royalties	(4,669)	4,341
Accrued expenses and other liabilities	9,059	8,629
Income taxes payable	(301)	4
Deferred rent	(650)	1,159
Deferred revenue	(4,573)	14,914
Net cash provided by (used in) operating activities	(6,802)	41,808

Investing activities
Purchases of property and equipment	(540)	(1,157)
Additions to capitalized software	—	(607)
Purchases of short-term investments	(41,820)	(73,589)
Purchases of long-term investments	(600)	(650)
Proceeds from sales and maturities of short-term investments	67,543	78,953
Acquisitions, net of cash acquired	—	(18,254)
Net cash provided (used) in investing activities	24,583	(15,304)

Financing activities
Proceeds from exercise of stock options	638	1,374
Tax withholdings related to net share settlements of restricted stock units	(513)	—
Repurchase of common stock	(6,277)	(12,004)
Excess tax benefit from stock-based compensation	(259)	1
Net cash used in financing activities	(6,411)	(10,629)

Effect of exchange rate changes on cash and cash equivalents	45	(45)
Net increase in cash and cash equivalents	11,415	15,830
Cash and cash equivalents, at beginning of period	25,787	6,920
Cash and cash equivalents, at end of period	$37,202	$22,750

Supplemental disclosure of cash flow information
Income taxes paid, net	$220	$(1,722)

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

Reconciliation of GAAP Net Income (Loss) from Continuing Operations, Net of Tax, to Non-GAAP Income (Loss) from Continuing Operations, Net of Tax

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012

GAAP net income (loss)	$(3,997)	$904	$(3,988)	$3,605
Income from discontinued operations, net of tax	—	486	—	966
Income(loss) from continuing operations, net of tax	(3,997)	418	(3,988)	2,639

Adjustments:
Legal settlement	—	1,300	—	1,300
Capitalized software and developed technology amortization expenses	818	1,091	1,718	1,676
Stock-based compensation:
Cost of revenue	30	39	66	76
Research and development	1,063	889	2,072	1,528
Sales and marketing	769	633	1,466	992
General and administrative	801	616	1,542	1,001
Total stock-based compensation	2,663	2,177	5,146	3,597
Tax effect of adding back adjustments	(655)	(802)	(1,215)	(1,045)

Non-GAAP income (loss) from continuing operations, net of tax	$(1,171)	$4,184	$1,661	$8,167

Non-GAAP net income (loss) from continuing operations, net of tax, per share
Basic	$(0.03)	$0.10	$0.04	$0.20
Diluted	$(0.03)	$0.10	$0.04	$0.19
Weighted average shares used in computing net income (loss) per share
Basic	38,508	40,895	38,660	41,103
Diluted	38,508	42,768	38,660	42,833

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

Reconciliation of GAAP Net Income (Loss) from Continuing Operations, Net of Tax, to Adjusted EBITDA from Continuing Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012

GAAP net income (loss)	$(3,997)	$904	$(3,988)	$3,605
Income from discontinued operations, net of tax	—	486	—	966
Income from continuing operations, net of tax	(3,997)	418	(3,988)	2,639

Adjustments:
Legal settlement	—	1,300	—	1,300
Stock-based compensation	2,663	2,177	5,146	3,597
Depreciation and amortization	1,630	2,363	3,424	4,255
Interest income	(319)	(370)	(647)	(751)
Other expense, net	(802)	(244)	(756)	(285)
Provision (benefit) for income taxes	(1,891)	890	(1,951)	1,682
Adjusted EBITDA from continuing operations	$(2,716)	$6,534	$1,228	$12,437

Reconciliation of GAAP Gross Margin to Non-GAAP Margin

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012

GAAP gross margin	59%	63%	62%	68%

Adjustments:
Capitalized software and developed technology amortization expenses	2%	2%	2%	2%
Stock-based compensation	0%	0%	0%	0%

Non-GAAP gross margin	61%	66%	64%	70%

Reconciliation of Operating Expeneses to Non-GAAP Operating Expenses

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012

GAAP operating expenses	$28,980	$29,254	$57,529	$57,492

Adjustments:
Legal settlement	—	(1,300)	—	(1,300)
Stock-based compensation	(2,633)	(2,138)	(5,080)	(3,521)

Non-GAAP operating expenses	$26,347	$25,816	$52,449	$52,671